Exhibit 99.1

MB Financial, Inc. Announces Redemption of TAYC Capital Trust I 9.75% Trust Preferred Securities

Company Release - 08/22/2014

MB Financial, Inc. Announces Redemption of Certain Trust Preferred Securities

CHICAGO—(BUSINESS WIRE)— MB Financial, Inc. (“MB Financial,” NASDAQ: MBFI), the parent company of MB Financial Bank, N.A., announced today that TAYC Capital Trust I will redeem all of the issued and outstanding 9.75% TAYC Capital Trust I Trust Preferred Securities (“TruPS” or “trust preferred securities”) CUSIP— 87216N205 — (NASDAQ: TAYCP) on September 22, 2014 (the “redemption date”). The aggregate liquidation amount of TruPS outstanding is $45.4 million. The redemption price will be $25.00 per trust preferred security, which represents 100% of the liquidation amount, together with accumulated and unpaid distributions to the redemption date, which is estimated at $1.0 million in the aggregate.  The paying agent is Wells Fargo Delaware Trust Company, N.A. 919 North Market Street, Suite 1600 Wilmington, DE 19801.

The redemption of the trust preferred securities is a result of the concurrent redemption that will be made by MB Financial of its 9.75% Junior Subordinated Debentures (the “debentures”) due 2032, all of which are held by TAYC Capital Trust I.  The debentures were originally issued by Taylor Capital Group, Inc. (“Taylor Capital”) and were assumed by MB Financial upon the merger of Taylor Capital into MB Financial, which became effective on August 18, 2014.

About MB Financial, Inc. (NASDAQ: MBFI)

MB Financial Inc. is the Chicago-based holding company for MB Financial Bank, N.A., which has approximately $15 billion in assets and a more than one hundred year history of building deep and lasting relationships with middle-market companies and individuals. MB offers a full range of powerful financial solutions and the expertise and experience of bankers who are focused on their clients’ success.

Learn more about MB Financial, Inc. at www.mbfinancial.com.

Safe Harbor Statement: Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. By their nature, such statements are subject to numerous factors that could cause actual results to differ materially from those anticipated in such statements, as discussed in MB Financial’s filings with the Securities and Exchange Commission.

MB Financial, Inc.
Jill York, Vice President and Chief Financial Officer
E-Mail: jyork@mbfinancial.com
(888) 422-6562

Source: MB Financial, Inc.